COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE– January 24, 2008 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter and year ended December 31, 2007.

Financial and Operating Results
For the quarter, total revenue increased 3.6%, to $192.9 million from $186.3 million in the same quarter of 2006.  Freight revenue, which excludes fuel surcharges, increased 0.1%, to $159.5 million in the 2007 quarter from $159.3 million in the 2006 quarter.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period.  The Company reported net income of $176,000, or $0.01 per basic and diluted share, in the 2007 quarter compared to net loss of $894,000 or ($.06) per basic and diluted share, for the fourth quarter of 2006.

For the year ended December 31, total revenue increased 4.2%, to $712.5 million in 2007 from $683.8 million during 2006.  Freight revenue increased 5.3%, to $602.6 million in 2007 from $572.2 million in 2006.  The Company generated a net loss of $16.7 million, or ($1.19) per basic and diluted share for 2007, compared to a net loss of $1.4 million or ($.10) per basic and diluted share for 2006.

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “We are pleased to report net income of one cent per share for the fourth quarter of 2007.  This compares to our expectation of break-even to a net loss of ten cents per share previously announced on December 12, 2007.  Although the profit was small, it reflected results ahead of our expectations and came despite a very difficult freight market.  We believe our results reflect primarily company-specific initiatives executed by a united and dedicated team, and not a broader upturn in the freight environment.  Accordingly, we caution readers not to build expectations in advance of the first quarter, which is usually our least profitable.

“Trucking capacity in our industry continued to outstrip freight demand during the fourth quarter.  Overall truck tonnage declined and, at Covenant, we saw customer bid requests more than double versus the third quarter of 2007, and increase more than 200% compared with the fourth quarter of 2006.  The competitive freight market was evident in our average freight revenue per loaded mile, which declined slightly both sequentially from the third quarter of 2007 and compared with the fourth quarter of 2006.  In addition, freight brokers supplied a slightly higher percentage of our loads in the fourth quarter of 2007 as compared to both the third quarter of 2007 and the fourth quarter of 2006.

“Despite the negative freight environment, we were able to make meaningful improvements in our average miles per tractor.  On a consolidated basis, average miles per tractor improved 5.7% sequentially from the third quarter of 2007 and 4.6% compared with the fourth quarter of 2006.  At SRT, a small reduction in fleet size and a strong effort from our sales force resulted in a sequential improvement in average miles per tractor compared with the third quarter of 2007, while the unfavorable variance versus miles achieved last year narrowed compared to prior quarters.  At Covenant Transport, a concentrated effort to unify the operations groups of our dedicated, regional, and expedited service offerings contributed toward improved miles per tractor in all three service offerings, both sequentially and compared with the fourth quarter last year.  At Star Transportation, average miles per tractor declined both sequentially and year-over-year, as the Southeast remained our weakest area for freight.

“For the quarter, the main factors that affected our results included the following:
•
Average freight revenue per tractor per week increased to $3,225, an improvement of 5.6% versus the third quarter of 2007 and 3.2% versus the fourth quarter of 2006, reflecting significantly better miles per tractor and slightly lower revenue per mile.

•	Our SRT subsidiary produced an operating ratio of approximately 90% compared with 100% for the third quarter of 2007.
•
The cost control efforts we initiated during the year, primarily at our Covenant Transport subsidiary, resulted in expenses approximately 200 basis points better than originally expected.  The main benefits were in insurance and claims, due to positive experience during the quarter, and in depreciation, interest, and lease expense, due to sale of non-productive assets.

•	Fuel expense, net of surcharge collection, continued to run approximately five cents per mile higher than the same quarter in 2006 but approximately flat with the third quarter of 2007.
•	Our Covenant Solutions brokerage subsidiary produced revenue and profits that exceeded our forecast and contributed approximately one cent per share more than expected.
•	Our Star Transportation subsidiary experienced declining freight rates and miles, which negatively impacted our consolidated results.”

Senior Executive Vice President and Chief Operating Officer, Joey B. Hogan, added: “Covenant’s financial condition and liquidity remain very sound in our view.  At December 31, 2007, our total balance sheet debt was $136.8 million and our stockholders’ equity was $172.3 million, for a total debt-to-capitalization ratio of 44% and a book value of $12.28 per share.  At December 31, 2007, our total off-balance sheet debt was $99.3 million, including the residual portion of operating leases.  Since year end 2006, balance sheet debt has decreased by $23.2 million, while financing under operating leases has decreased by a present value of approximately $25.2 million.

“From a liquidity perspective we believe Covenant remains well-positioned to execute its operating plans.  We currently have approximately $65 million to $70 million of combined available borrowing capacity under our accounts receivable securitization facility and revolving line of credit.  This borrowing capacity reflects the receipt during December of an approximately $6.7 million cash tax refund from the IRS and a January 2008 $20.0 million reduction in the letters of credit required to be posted with a former insurance carrier.  Our financial covenants applicable for the fourth quarter include maintaining the following: (1) cash flow coverage in which lease adjusted leverage is less than 4.0x earnings before interest, taxes, depreciation, amortization, and rents; (2) fixed charge coverage in which earnings before interest, taxes, depreciation, amortization, and rents is at least 1.0x our total lease, principal and interest, and other fixed charges; and (3) tangible net worth of at least $115.0 million ($8.20 per share).  We were in compliance with these covenants at December 31, 2007.  For 2008, based on our current equipment plan, we are anticipating capital expenditures, net of proceeds of trades and dispositions, to be approximately $50.0 million.

Outlook for 2008
Mr. Hogan offered the following comments concerning the company’s expectations for 2008: “Looking forward to the first quarter of 2008, our major goals are to continue the operational improvements we generated during the fourth quarter of 2007, to extend these improvements to our Star Transportation subsidiary, and to remain within the financial covenants in our accounts receivable securitization and revolving credit agreement.  Based on our current expectations for the quarter, we believe these goals are achievable.  We caution, however, that trucking capacity continues to exceed freight demand, fuel prices are volatile, and our internal improvements are relatively new.  Accordingly, even assuming these goals are met, we would not necessarily expect our financial results for the first quarter of 2008 to improve over the 15 cent per share net loss we experienced in the first quarter of 2007.

The Company will host a conference call tomorrow, January 25, 2008, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code 101139.  An audio replay will be available for one week following the call at 877-919-4059, access code 21061860.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to future earnings, operational improvements, compliance with financial covenants, and net capital expenditures, are all forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; changes in management’s estimates of the need for new tractors and trailers; changes in the Company’s business strategy that require the acquisition of new businesses; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to cause the performance of our Star Transportation subsidiary to return to historical levels; our success in restructuring the company’s operations around the identified service offerings; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer   (423) 463-3336
hogjoe@covenanttransport.com

Richard B. Cribbs, VP and Chief Accounting Officer             (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                    (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	Three Months Ended December 31,			Year Ended December 31,
($000s)	2007	2006	% Change	2007	2006	% Change
Freight revenue	$159,524	$159,313	0.1%	$602,629	$572,239	5.3%
Fuel surcharge revenue	33,378	26,967		109,897	111,589
Total revenue	$192,902	$186,280	3.6%	$712,526	$683,828	4.2%

Operating expenses
Salaries, wages and related expenses	68,215	72,348		270,435	262,303
Fuel expense	60,210	49,280		211,022	194,355
Operations and maintenance	9,547	9,778		40,437	36,112
Revenue equipment rentals and purchased transportation	19,797	16,935		66,515	63,532
Operating taxes and licenses	3,250	4,326		14,112	14,516
Insurance and claims	7,262	9,331		36,391	34,104
Communications and utilities	1,662	1,824		7,377	6,727
General supplies and expenses	6,056	5,668		23,377	21,387
Depreciation and amortization, including gains & losses on disposition of equipment	11,601	14,030		51,876	41,150
Impairment charge on airplane held for sale	-	-		1,665	-
Total operating expenses	187,600	183,520		723,207	674,186
Operating income (loss)	5,302	2,760		(10,681)	9,642
Other (income) expenses:
Interest expense	3,360	3,156		12,285	7,166
Interest income	(122)	(158)		(477)	(568)
Other	(34)	(64)		(183)	(157)
Other expenses, net	3,204	2,934		11,625	6,441
Income (loss) before income taxes	2,098	(174)		(22,306)	3,201
Income tax expense (benefit)	1,922	720		(5,580)	4,582
Net income (loss)	$176	$(894)		$(16,726)	$(1,381)

Basic earnings (loss) per share	$0.01	$(0.06)		$(1.19)	$(0.10)
Diluted earnings (loss) per share	$0.01	$(0.06)		$(1.19)	$(0.10)
Basic weighted average shares outstanding	14,026	14,001		14,018	13,996
Diluted weighted average shares outstanding	14,026	14,001		14,018	13,996

Operating statistics excludes fuel surcharges

Net margin as a percentage of freight revenue	0.11%	-0.56%		-2.78%	-0.24%
Average freight revenue per loaded mile	$1.525	$1.532	-0.5%	$1.524	$1.508	1.1%
Average freight revenue per total mile	$1.368	$1.387	-1.4%	$1.363	$1.364	-0.1%
Average freight revenue per tractor per week	$3,225	$3,125	3.2%	$3,088	$3,077	0.4%
Average miles per tractor per period	30,981	29,620	4.6%	118,159	117,621	0.5%
Weighted avg. tractors for period	3,537	3,832	-7.7%	3,623	3,546	2.2%
Tractors at end of period	3,555	3,719	-4.4%	3,555	3,719	-4.4%
Trailers at end of period	8,667	9,820	-11.7%	8,667	9,820	-11.7%

	Dec. 31, 2007	Dec. 31, 2006
Total assets	$439,794	$475,094
Total equity	$172,266	$188,844
Total balance sheet debt, including current maturities	$136,766	$159,881
Debt to Capitalization Ratio	44.3%	45.8%
Book value per share	$12.28	$13.49

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